UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2023 (February 24, 2023)

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

CytoDyn Inc. (the “Company”) is providing this disclosure because, as of February 24, 2023, its unregistered sales of equity securities that were not previously reported, in the aggregate, exceeded 5% of the shares of its common stock outstanding as of February 1, 2023.

Private Placement of Common Stock and Warrants through Placement Agent

In January and February 2023, the Company continued a private offering to accredited investors of units through a placement agent (the “Placement Agent Offering”). Each unit will consist of one share of common stock and one warrant to purchase one share of common stock. The final purchase price per unit will be equal to 90% of (i) the intraday volume weighted average price of the common stock as of the first closing, which occurred on January 12, 2023, and (ii) the intraday volume weighted average price of the common stock on the date of the final closing in the Placement Agent Offering, whichever is lower; provided that the purchase price will not be higher than $0.23 per unit. From February 1 to February 24, 2023, the Company had received binding subscription agreements to purchase units at a total purchase price of approximately $3.6 million, or an estimated total of approximately 15.7 million units, based on an assumed purchase price of $0.23 per unit.

The warrants to be issued in the Placement Agent Offering will have a five-year term and an exercise price of $0.50 per share. The warrants will be exercisable in full when issued. Except as described above, the terms of the warrants will be substantially similar to the form of warrant filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2021.

As previously disclosed on the Company’s Form 8-K filed on February 1, 2023, the Company has agreed to pay a cash fee equal to 12% of the gross proceeds received from qualified investors in the Placement Agent Offering, a one-time non-accountable expense fee of $25,000 in the aggregate for all closings in the Placement Agent Offering, and has also agreed to issue to the placement agent or its designees warrants with a 10-year term to purchase 15% of the total number of shares of common stock sold to qualified investors in the Placement Agent Offering.

The Company has agreed to use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission (the “SEC”), and cause the SEC to declare effective, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the resale of the shares and warrants to purchase shares of common stock sold in the Offering.

The Company is relying on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act in connection with the Placement Agent Offering.

Direct Investment by Dr. Cyrus Arman, President of the Company

On February 13, 2023, the Company accepted a $100,000 direct investment from Dr. Cyrus Arman, the President of the Company. This investment was made directly with the Company, with no placement agent serving as an intermediary. The terms of the investment will be identical to those of the Placement Agent Offering described above. Based on an assumed purchase price of $0.23 per unit, Dr. Arman would receive 434,782 units upon closing of his investment.

The Company is relying on the exemption provided by Section 4(a)(2) of the Securities Act in connection with the direct investment.

Warrant Issuance to Dr. David F. Welch, or One or More Affiliates

As previously reported in the Company’s Current Report on Form 8-K filed on February 17, 2022, the Company entered into a Surety Bond Backstop Agreement with David Fairbank Welch, both individually and in his capacity as trustee of a revocable trust, LRFA, LLC, a Delaware limited liability company, and certain other related parties (collectively, the “Indemnitors”), effective February 14, 2022. Under the agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC, by, among other things, agreeing to indemnify the issuer of the Surety Bond with respect to the Company’s obligations under the Surety Bond.

As previously reported in the Company’s Current Report on Form 8-K filed on December 6, 2022, the Company entered into a second amendment to the Surety Bond Backstop Agreement effective December 1, 2022 (the “Second Amendment”). The Second Amendment provided for the extension of the obligation of the Indemnitors to indemnify the Surety and also provided, among other things, for the issuance of a second warrant to the Indemnitors covering up to 7,500,000 shares of common stock with an exercise price of $0.10 per share. The ultimate number of shares to be covered by the second warrant was to be calculated based on a formula relating to how quickly the Company relieved the balance of cash collateral pledged by the Indemnitors. As of February 28, 2023, the second warrant has been determined to cover the full 7,500,000 shares of common stock. Except as provided in the Second Amendment, the terms of the warrant will be similar to the warrants issued under the original Backstop Agreement, filed as Exhibit 4.1 to the Company’s Form 8-K filed on February 17, 2022. The shares covered by the warrant are entitled to registration rights.

Dr. Welch is deemed to beneficially own in excess of five percent of the Company’s outstanding shares of common stock.

The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act in connection with the issuance of the aforementioned warrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: March 2, 2023	By	/s/ Antonio Migliarese
Antonio Migliarese
Chief Financial Officer